Exhibit 2.1.B

BCA AMENDMENT NO. 2

This BCA Amendment No. 2 (this “Second Amendment”), is entered into by and among Broad Capital Acquisition Corp., a Delaware corporation (“Predecessor”), Openmarkets Group Pty Ltd, an Australian proprietary limited company (the “Company”), BMYG OMG Pty Ltd, an Australian proprietary limited company (the “Shareholder”), Broad Capital LLC, a Delaware limited liability company (the “Sponsor”), and Broad Capital Acquisition Pty Ltd (the “Purchaser”) (each, a “Party,” and collectively, the “Parties”).

WHEREAS, the Parties entered into the Agreement and Plan Of Merger And Business Combination Agreement dated as of January 18th, 2023 (as later supplemented and as joined by Purchaser on July 31, 2023), as amended effective August 1, 2023 (collectively, the “Agreement”);

WHEREAS, the Parties desire to amend the Agreement in the manner set forth herein; and

WHEREAS, pursuant to Section 13.2 of the Agreement, the amendments contemplated by the Parties must be contained in a written agreement signed by each of the Parties.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Second Amendment have their respective meanings assigned in the Agreement.

2. Amendments to the Agreement. As of the Second Amendment Effective Date (as defined in Section 3 below), the Agreement is hereby amended or modified as follows:

(a) Section 9.7 of the Agreement is hereby deleted in its entirety and replaced with the following:

9.7 Additional Financing; Minimizing Redemptions. Acknowledging the effects of the Extension Special Meeting and the additional extension meetings held on June 9, 2023 and January 8, 2024, and any redemptions from the Trust Account made by stockholders of the Predecessor in connection therewith, the Company, the Predecessor, and the Purchaser will use their commercially reasonable efforts to maximize the amount in the Trust Fund just prior to Closing, and to consider various appropriate financing vehicles to assist in the Purchaser’s development following Closing. If the Purchaser Parties reasonably believe that the amount in the Trust Fund at Closing is likely to be insufficient to pay all expenses of the Parties, the Company and the Purchaser Parties will use their reasonable best efforts to secure additional investment capital for the Purchaser prior to Closing.

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(b) Section 10.1(g) of the Agreement is hereby deleted in its entirety and replaced with the following:

(g) Reserved.

(c) Any and all other provisions in the Agreement requiring, or making it a condition, or having a similar effect, that Purchaser have a certain minimum amount of net tangible assets as of the Closing are hereby null and void and shall be deemed by the Parties to have been extinguished, to the extent of such requirement or effect.

(d) Section 10.3(f) of the Agreement is hereby deleted in its entirety and replaced with the following:

(f) The Purchaser shall have become listed on any tier of the Nasdaq exchange, subject to the consummation of the Closing, and the additional listing application for the Exchange Consideration shall have been approved by Nasdaq. As of the Closing Date, Purchaser shall not have received any written notice from Nasdaq that Purchaser has failed, or would reasonably be expected to fail, to meet the applicable listing requirements for all Nasdaq Stock Market tiers as of the Closing Date for any reason (such that Purchaser would not be able to have its securities listed on any tier of the Nasdaq Stock Market), where such notice has not been subsequently withdrawn by Nasdaq or the underlying failure appropriately remedied or satisfied.

(e) Section 11.1(d)(i) of the Agreement is hereby deleted in its entirety and replaced with the following:

(i) On or after April 30, 2024, or such later date agreed by the Parties in writing (the “Outside Date”), if the Contribution and Exchange shall not have been consummated prior to the Outside Date; provided, however, that the right to terminate this Agreement under this 11.1(d)(i) shall not be available to a Party if the failure of the Contribution and Exchange to have been consummated on or before the Outside Date was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement; or

3. Date of Effectiveness; Limited Effect. This Second Amendment will be deemed effective as of January 9, 2024 (the “Second Amendment Effective Date”). Except as expressly provided in this Second Amendment, all of the terms and provisions of the Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Second Effective Date, each reference in the Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Agreement, will mean and be a reference to the Agreement as amended by this Second Amendment. Notwithstanding any provision contained in this Second Amendment, in the event of any conflict between the provisions of this Second Amendment and the provisions of the Agreement, the provisions of this Second Amendment shall control.

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4. Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a) It has the full right, power, and authority to enter into this Second Amendment and to perform its obligations hereunder and under the Agreement as amended by this Second Amendment.

(b) The execution of this Second Amendment by the individual whose signature is set forth at the end of this Second Amendment on behalf of such Party, and the delivery of this Second Amendment by such Party, have been duly authorized by all necessary action on the part of such Party.

(c) This Second Amendment has been executed and delivered by such Party and (assuming due authorization, execution, and delivery by the other Party) constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.

(d) EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THE AGREEMENT AND IN THIS SECTION 4 OF THIS SECOND AMENDMENT, (1) NEITHER PARTY HERETO NOR ANY PERSON ON SUCH PARTY’S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, EITHER ORAL OR WRITTEN, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE, OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (2) EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY THE OTHER PARTY, OR ANY OTHER PERSON ON SUCH OTHER PARTY’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION 4.

5. Miscellaneous.

(a) This Second Amendment and all related documents including all exhibits attached hereto, and all matters arising out of or relating to this Second Amendment, whether sounding in contract, tort, or statute are governed by, and construed in accordance with and enforced under the laws of the State of New York, United States of America, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of New York.

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(b) This Second Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

(c) The headings in this Second Amendment are for reference only and do not affect the interpretation of this Second Amendment.

(d) This Second Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Second Amendment electronically shall be effective as delivery of an original executed counterpart of this Second Amendment.

(e) This Second Amendment constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

(f) Each Party shall pay its own costs and expenses in connection with this Second Amendment (including the fees and expenses of its advisors, accountants, and legal counsel).

[signatures on separate pages]

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IN WITNESS WHEREOF, the Parties hereto have caused this Second Amendment to be duly executed as of the day and year first above written.

Predecessor:

BROAD CAPITAL ACQUISITION CORP.

By:	/s/ Johann Tse
Name:	Johann Tse
Title:	Chief Executive Officer

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IN WITNESS WHEREOF, the Parties hereto have caused this Second Amendment to be duly executed as of the day and year first above written.

Company:

OPENMARKETS GROUP PTY LTD

By:	/s/ Naseema Sparks
Name:	Naseema Sparks
Title:	Chair

By:	/s/ Kim Clark
Name:	Kim Clark
Title:	Company Secretary

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IN WITNESS WHEREOF, the Parties hereto have caused this Second Amendment to be duly executed as of the day and year first above written.

Shareholder:

BMYG OMG Pty Ltd

By:	/s/ Julius Wei
Name:	Julius Wei
Title:	Chief Investment Officer

By:	/s/ Eric Gao
Name:	Eric Gao
Title:	Chief Executive Officer

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IN WITNESS WHEREOF, the Parties hereto have caused this Second Amendment to be duly executed as of the day and year first above written.

Sponsor/Indemnified Party Representative:

BROAD CAPITAL LLC

By:	/s/ Johann Tse
Name:	Johann Tse
Title:	Manager

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IN WITNESS WHEREOF, the Parties hereto have caused this Second Amendment to be duly executed as of the day and year first above written.

Purchaser:

Broad Capital Acquisition Pty Ltd.

By:	/s/ Johann Tse
Name:	Johann Tse
Title:	Authorized Representative

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